EXHIBIT 10.1

AMENDMENT TO CREDIT AGREEMENT

[Crop Line]

THIS AMENDMENT TO CREDIT AGREEMENT (the “Amendment”) is made and dated as of the 4th day of August 2004 by and between BANK OF THE WEST (“Bank”) and SCHEID VINEYARDS CALIFORNIA INC., a California corporation (the “Borrower”) and amends that certain Credit Agreement (Crop Line of Credit) dated as of August 8, 2000 (as amended, modified or waived from time to time, the “Agreement”) between Bank and the Borrower.

RECITALS

A.            The Borrower has asked Bank to extend the Expiration Date (as such term and all other capitalized terms used herein and not otherwise defined are defined in the Agreement).

B.            Bank has agreed to do so on the terms and conditions contained in this Amendment.

NOW, THEREFORE, in consideration of the above Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree that, upon the satisfaction of the conditions contained in Paragraph 2 below, the Agreement shall be amended as set forth below:

AGREEMENT

1.             Extension of Expiration Date.  The definition of “Expiration Date” is amended to read as follows:

“‘Expiration Date’ shall mean July 5, 2006, or the date of termination of the Bank’s commitment to lend under this Agreement pursuant to Section 8, whichever shall occur first.”

2.             Conditions to Effectiveness of Amendment.  This Amendment shall not be effective until the date (the “Effective Date”) upon which all of the following conditions precedent have been satisfied:

(i)            the Borrower and Bank shall have duly executed and delivered this Amendment and such other documents as Bank may require with respect to the transactions described in this Amendment;

(ii)           Bank shall have received such board resolutions, incumbency certificates, opinions of Borrower’s counsel and such other additional documentation in form and substance satisfactory to Bank as it may request in connection herewith;

(iii)          Bank shall have received consent of any participant in the indebtedness evidenced by the Agreement to this Amendment; and

(iv)          all representations and warranties hereunder and under the Agreement shall be true and correct and no Event of Default or event, which with the passage of time, giving of notice or both, would constitute an Event of Default, shall have occurred.

3.             Representations and Warranties of the Borrower.  As an inducement to Bank to enter into this Amendment, the Borrower represents and warrants to Bank that:

3(a)         No Change.  Since the date of the financial statements most recently delivered to Bank pursuant to the Agreement, there has been no material adverse change in the business, operations, assets or financial or other condition of the Borrower.  Since such date, the Borrower has not entered into, incurred or assumed any long-term debt, mortgages, material leases or material oral or written commitments not disclosed to Bank prior to the date of this Amendment.

3(b)         Corporate Existence; Compliance with Law.  The Borrower (1) is duly organized, validly existing and in good standing as a corporation under the laws of the state of its incorporation and is qualified to do business in each jurisdiction where its ownership of property or conduct of business requires such qualification and where failure to qualify would have a material adverse effect on it or its property and/or business or on the ability of the Borrower to pay or perform the Obligations, (2) has the corporate power and authority and the legal right to own and operate its property and to conduct business in the manner in which it does and proposes so to do, and (3) is in compliance in all material respects with applicable laws and contractual obligations.

3(c)         Corporate Power; Authorization; Enforceable Obligations.  The Borrower has the corporate power and authority and the legal right to execute, deliver and perform this Amendment, as amended hereby, to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of this Amendment and the Agreement.  This Amendment has been duly executed and delivered on behalf of the Borrower and constitutes legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with its terms, subject to the effect of applicable bankruptcy and other similar laws affecting the rights of creditors generally and the effect of equitable principles whether applied in an action at law or a suit in equity.

3(d)         No Legal Bar.  The execution, delivery and performance of this Amendment will not violate any applicable law or any contractual obligations of the Borrower or create or result in the creation of any Lien on any assets of the Borrower.

4.             Miscellaneous Provisions.

4(a)         Entire Agreement.  This Amendment and the documents and agreements referred to herein embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof and thereof.

4(b)         Survival.  All representations, warranties, covenants and agreements herein contained on the part of the Borrower shall survive the termination of this Amendment and the Agreement and shall be effective until the Obligations are paid and performed in full or longer as expressly provided herein.

4(c)         Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of California, without giving effect to choice of law rules.

4(d)         Counterparts.  This Amendment may be executed in any number of counterparts, all of which together shall constitute one agreement.

4(e)         Expenses.  The Borrower agrees to pay to Bank on demand, all reasonable out-of-pocket expenses (including fees and disbursements of counsel, including reasonable allocated cost of inside counsel) of Bank incident to the preparation, negotiation, and closing of this Amendment and the syndication and participation of the Agreement, as modified hereby.

5.             Reaffirmation of Loan Documents.  The Borrower affirms and agrees that the execution and delivery by the Borrower of and the performance of its obligations under this Amendment shall not in any way amend, impair, invalidate or otherwise affect any of the Obligations of the Borrower or the rights of the Bank under the Agreement or any other document or instrument made or given by the Borrower in connection therewith, and specifically reaffirms and remakes all the covenants, representations, warranties and reaffirms the security interests granted thereunder.  Without limiting the generality of the foregoing, the Borrower specifically agrees and affirms that the liens and security interests granted to Bank under the Agreement secure all of the Borrower’s Obligations under the Agreement and all other liabilities, guarantees, covenants and duties owed by the Borrower to the Bank whether or not evidenced by the Agreement or any other agreement, absolute or contingent, due or to become due, now existing or hereafter and howsoever created.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

SCHEID VINEYARDS CALIFORNIA INC., a California corporation, as the Borrower

By	/s/ Heidi M. Scheid
Heidi M. Scheid
Senior Vice President

BANK OF THE WEST, as Bank

By:	/s/ Keith L. Krum
Title: Keith Krum, Sr. Vice President